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                                                                  EXHIBIT 10.1.4

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of December, 1999 by and between BACOU USA, INC., a Delaware corporation ("Bacou"), and WALTER STEPAN (the "Executive").

         WHEREAS, Bacou and Executive are parties to that certain Employment Agreement dated as of the 1st day of January, 1996, as amended by that certain First Amendment to Employment Agreement dated October 24, 1997 and that certain Second Amendment to Employment Agreement dated August 25, 1998 (together the "1996 Agreement"); and

         WHEREAS, in connection with the change in Executive's management responsibilities with Bacou, Executive is in the process of changing his domicile and permanent residence to West Palm Beach, Florida effective January 1, 2000; and

         WHEREAS, the parties wish to amend and restate the 1996 Agreement in its entirety as provided herein.

         NOW THEREFORE, in consideration of the mutual promises herein contained, Executive and the Company hereby agree to amend and restate the 1996 Agreement effective January 1, 2000, as follows:


         1. EMPLOYMENT AND DUTIES. Bacou agrees to employ the Executive in the offices and positions listed on EXHIBIT A attached hereto, with the duties and powers expressed therein (collectively, the "Duties"), and Executive agrees to be so employed, upon the terms and conditions hereinafter set forth. Executive and Bacou may mutually agree upon other Duties during the term of this Agreement, which shall be set forth from time to time in amendments to Exhibit A or in letters confirmed by the other party.

         2. SCOPE OF COMMITMENT. (a) During the term of his employment, the Executive agrees to devote such time and attention to the operations of Bacou, its subsidiaries and his Duties as would constitute up to twenty-five percent (25%) of the normal business commitment of Executive during his prior term of employment. Such time commitment need not be made on a pro-rata or weekly basis, but may be fulfilled on an annual basis as the Duties may require. Subject to such time constraints, the Executive shall perform the Duties faithfully, diligently and loyally. Bacou shall maintain Executive's existing office and continue to provide his customary level of secretarial services to support his employment activities hereunder. Executive may perform the Duties at such location as he may desire, including his permanent residence in West Palm Beach, Florida, or such other locations as he may temporarily visit from time to time.

                  (b) In connection with the foregoing, Executive shall not invest, directly or indirectly, during the term of this Agreement, in any business which is in competition with the then current business of Bacou or any of its subsidiaries or affiliates; however, Executive may

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purchase securities in any corporation whose securities are regularly traded on a public exchange, provided that any such purchase shall not result in his becoming a record or beneficial owner at any time of more than five (5%) percent of the equity securities of said corporation. Apart from this limitation, Executive shall be free to engage in any business, investment or other activity during the term of this Agreement provided that it does not prevent him from rendering the services required pursuant to this Agreement.

         3. LIMITATIONS ON AUTHORITY. Except as otherwise provided herein, approval must be obtained from the other Co-Chairman of the Board of Directors of Bacou prior to the Executive initiating, taking, or confirming any of the following actions for or on behalf of Bacou in the course of his Duties:

                  (a) Acquiring or disposing of real property or any rights deriving therefrom or changing title in any such real property;

                  (b) Making any capital expenditure, or any commitment therefor in excess of U.S. $100,000 for any one item and any construction expenditure in excess of U.S. $100,000. Notwithstanding the foregoing, the cumulative amount of such expenditures or commitments shall not exceed U.S. $300,000 for any fiscal year in any subsidiary or division;

                  (c) Borrowing from or guaranteeing any borrowing on behalf of any party, or altering the terms of any loan agreement for such borrowing except for any such loan or borrowing as shall be agreed upon by the Board of Directors of Bacou;

                  (d) Hiring or terminating executive personnel at the Vice President level or higher, or increasing salaries of such employees by more than twenty-five (25%) percent per annum;

                  (e) Acquiring the assets or shares of another company or partnership;

                  (f) Acquiring or disposing of the assets or shares of any affiliate or subsidiary of Bacou;

                  (g) Entering into or terminating consulting agreements of any kind or nature with a monthly financial obligation in excess of U.S. $30,000 for more than twelve (12) months;

                  (h) Making basic changes in the administration, organization, production and distribution of Bacou and its subsidiaries as well as closing or curtailing the functions of any affiliate or subsidiary of Bacou;

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                  (i) Filing any lawsuit with an amount in dispute in excess of
         U.S. $200,000 per occurrence or agreeing to any settlement in an amount in excess of U.S. $100,000 per occurrence;

                  (j) Making cash or non-cash corporate contributions in excess of U.S. $10,000 per occurrence;

                  (k) When there is a material volume of sales, the making of decisions requiring both extraordinary risks and extraordinary expenditures; or

                  (l) Entering into any transaction on behalf of any of the affiliates or subsidiaries of Bacou which is not within the scope of his duties set forth in the By-laws of Bacou.

         Notwithstanding the foregoing, approval is not required for any action provided for in the applicable annual budget or annual plan of Bacou and any affiliate or subsidiary of Bacou. In addition, should the other Co-Chairman of the Board of Directors of Bacou and/or his designee be unavailable, if an emergency arises which requires the Executive to take immediate action in which approval as set forth in this Section would otherwise be required, the Executive is no longer bound by the limitations described above and is authorized to make a decision in the best interests of Bacou in connection with carrying out his Duties. The Executive will immediately inform the other Co-Chairman of the Board of Directors of Bacou of any such decisions made by him. Certain of the foregoing limitations of authority include dollar amounts above which the initiation, taking or confirmation of certain actions is prohibited. Executive is expressly authorized and empowered to initiate, take, or confirm such actions involving amounts below those limits.

         4. TERM. The term of employment of the Executive pursuant to this Agreement shall commence as of January 1, 2000 and terminate on December 31, 2002 or, if earlier, upon any direct (Bacou S.A.) or indirect (Bacou family) change of control of Bacou USA, Inc. This Agreement will automatically be renewed for successive one (1) year terms unless one of the parties provides the other with written notice of his or its intention not to renew at least six months prior to the commencement of any renewal term of this Agreement. Once notice of termination has been provided, the parties will agree upon an effective date for such termination, which shall be at least six months following such notice, and the term of employment shall end at the agreed date.

         5. EFFECT ON DIRECTORSHIP. Bacou hereby agrees to nominate Executive to serve as a Director of Bacou at its annual meeting of stockholders in each of the years 2001 through 2005. During his term of employment hereunder, Executive shall be treated as a Director who is an active employee of Bacou. In the event that Executive ceases to serve as an employee of Bacou prior to December 31, 2005, he shall nevertheless continue to serve as a Director and his status shall convert to that of a non-employee Director upon termination of his employment by Bacou. Upon commencement of his status as a non-employee Director, Executive shall be entitled to participate in all compensation and benefits provided to non-employee Directors.


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         6. COMPENSATION AND BENEFITS. (a) During the term of this Agreement,
Executive shall receive regular compensation (the "Base Salary") at the initial rate per annum of One Hundred Twenty Thousand Dollars (U.S. $120,000) commencing January 1, 2000. The Base Salary shall be payable weekly in arrears less the usual payroll deductions. The Base Salary prevailing at any time shall be reviewed annually by the Bacou USA, Inc.
Compensation Committee of the Board of Directors of Bacou.

                  (b) In addition to the Base Salary, during the term of this Agreement, Executive shall be entitled to receive an annual incentive compensation payment ("Incentive Compensation") in an amount to be determined in the discretion of the other Co-Chairman of the Board of Directors of Bacou and the Board of Directors of Bacou at the first meeting of the Board following the end of the fiscal year, measured on the success and the progress Bacou will have achieved during such year. The Cash and/or Stock Option Incentive Compensation should also consider Executive's investment of time during the year (for which he shall keep records) and the level of previous annual income as a full-time Chief Executive Officer.

                  Incentive Compensation shall be paid by Bacou for any calendar year within ten (10) days after the amount of such Incentive Compensation has been determined, but in any event no later than the earlier of the annual meeting of the Bacou Board of Directors or March 31 following the close of the calendar year for which the computation is made.

                  (c) During his employment, Executive shall be entitled to participate in all savings, thrift, retirement or pension, health and accident, Blue Cross/Blue Shield, Major Medical or other hospitalization, holiday vacation, and other fringe benefit programs generally available to senior executives of Bacou in accordance with and subject to the terms and conditions of such programs.

                  (d) In addition, the Executive shall be entitled to receive the following benefits during the term of his employment hereunder, which benefits are those to which he was entitled under his prior employment agreement with Bacou:

                           (i) The Executive will continue to have an automobile
                  provided to him which can be used either for private or business purposes, the type being of Executive's choice but of no less value than the one currently being driven by the Executive. Except for purchase price or the amount of any monthly payment required for his vehicle (which shall be adjusted to satisfy the preceding sentence), the terms and conditions of the Bacou Executive Automobile Policy shall apply to Executive.

                           (ii) As it is necessary for the Executive to
                  participate in the U.S. Social Security system, Bacou will compensate the Executive for all U.S. Social Security payments required (net of taxes) to be made by the Executive.


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                          (iii) Bacou will provide for the Executive and his
                  wife two (2) business class round-trip tickets to Europe each year.

                           (iv) Executive agrees to maintain his member status
                  at Kirkbrae Country Club to allow Bacou to continue use of the facilities for management meetings, and Bacou will continue to pay the annual membership dues at such club for Executive's membership as currently in force.

                           (v) Bacou will continue to reimburse the Executive
                  for the reasonable cost of personal tax-planning in the United States.

                           (vi) Bacou will pay travel expenses to Germany for
                  the Executive and his wife, if a medical doctor recommends treatment in Germany.

                           (vii) In the case of serious illness or death of a
                  member of the Executive's immediate family in Germany, Bacou will pay the round-trip airfare to Germany for the Executive and his wife.

                           (ix) Bacou will continue to pay the costs of German
                  family health insurance as presently provided to the Executive.

                           (x) Bacou will purchase and pay the premium on a
                  split dollar program life/retirement insurance policy for the Executive. Bacou shall make minimum annual premium payments of U.S. $36,000 for the period of employment hereunder

                           (xi) For business travel wholly within the United
                  States, the Executive shall have the right to fly first class at Bacou's expense on all commercial air carriers; for international business travel, Executive shall have the right to fly business class at Bacou's expense on all commercial air carriers.

                           (xii) In the event of any direct (Bacou S.A.) or
                  indirect (Bacou family) change of control of Bacou USA, Inc., this Agreement shall convert to a guaranteed minimum payment to Executive, payable upon such change of control, which shall be equal to the sum of (i) the total salary that would be payable to him from such date until the end of the then-current term of this Agreement at the then-current salary rate, plus (ii) the total maximum amount of bonus potentially available to him from such date until the end of the then-current term of this Agreement, with an annual maximum bonus equal to twenty-five percent (25%) of the bonus paid to Executive for the year 1999, plus (iii) a grant of stock options equal to the total maximum number of options potentially available to


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                  Company's CEO during such term pursuant to the stock option plan then in effect, such option grant to be effective prior to the effective date of any such change in control at an exercise price equal to the closing price for the Company's shares on October 16, 1999, plus (iv) the present value of all other benefits under this Agreement from such date until the end of the then-current term of this Agreement.

         7. DEATH; PERMANENT DISABILITY. (a) Upon the death of the Executive this Agreement shall terminate immediately and Bacou shall no longer be required to make payments hereunder, except that within thirty (30) days of the death of the Executive or within thirty (30) days after receipt of notice of permanent disability (as hereinafter defined), Bacou shall make a lump sum payment to the Executive's widow or other designated beneficiary in an amount equal to twelve
(12) months of the Executive's Base Salary. In addition, Bacou will provide the Executive with a life insurance policy having a death benefit equivalent to $300,000 and a lump sum disability insurance policy providing for a benefit equivalent to $600,000 upon determination of permanent disability.

                  (b) Bacou shall have the right to purchase "key man" life insurance on the Executive's life in an amount not to exceed $5,000,000, at its expense, and the Executive agrees to submit to any necessary physical examination, and to sign any documents or releases which shall be necessary in order to purchase such insurance.

                  (c) If during the term of his employment the Executive becomes permanently disabled (as hereinafter defined below), then, at the option of Bacou, his employment hereunder may be terminated effective upon notice by Bacou to the Executive. It is understood that during such periods of disability (i.e., prior to permanent disability), Executive will continue to receive his full compensation. However, should Executive receive any interim disability benefits prior to permanent disability (and if the cost of obtaining such benefits shall have been paid for by Bacou), then such amount shall be deducted from the Base Salary paid to Executive.

                  (d) The term "permanent disability" as used in this Agreement shall mean the inability of the Executive, as determined by the Board of Directors of Bacou, by reason of physical or mental disability, to perform the duties required of him under this Agreement for a period of time exceeding twelve (12) cumulative months during any two (2) year period of the initial term of this Agreement or six (6) cumulative months during any one (1) year renewal term of this Agreement. The Board of Directors of Bacou shall provide the Executive with immediate written notice of its determination of permanent disability. If any determination of the Board of Directors of Bacou with respect to permanent disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians. The Executive and Bacou shall each appoint one member, and the third member of the panel shall be appointed by the other two members.

         8. NON-DISCLOSURE OF INFORMATION. It is understood that the business of Bacou and its affiliates or subsidiaries is of a confidential nature. During the period of the Executive's employment with Bacou, the Executive may have received and/or may secure confidential


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information concerning Bacou or any of its affiliates or subsidiaries which, if known to competitors thereof, would damage Bacou or its said affiliates or subsidiaries. The Executive agrees that during and after the term of this Agreement he will not (except as authorized by Bacou or in the proper performance of his Duties or except as ordered by a court or other body of competent jurisdiction or as otherwise required by law), directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of Bacou or its subsidiaries or affiliates, including, but not limited to, information pertaining to trade secrets, systems, manuals, confidential reports, methods, processes, designs, equipment lists, operating procedures, equipment and methods used and preferred by the customers of Bacou or its affiliates or subsidiaries. Upon termination of this Agreement, the Executive shall promptly deliver to Bacou all materials of a secret or confidential nature relating to the business of Bacou or any of its subsidiaries or affiliates which are, directly or indirectly, in the possession or under the control of the Executive. The provisions of this paragraph shall continue to apply after the Executive ceases to be employed by Bacou for a period of three (3) years except in respect of any information or knowledge disclosed to the public, other than through an unauthorized disclosure by the Executive.

         9. TRADE SECRETS. The Executive covenants that he shall, while employed by Bacou, assign, transfer, and set over to Bacou or its designee all right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights, copyright registrations, discoveries and/or other developments (hereinafter "Inventions") which he may, thereafter, alone on in conjunction with others, during or outside normal working hours, conceive, make, acquire or suggest at any time which relate to the products, processes, work, research, or other activities of Bacou or any of its subsidiaries or affiliates. Any and all Inventions which are of a proprietary nature and which the Executive may conceive, may acquire or suggest, either alone or in conjunction with others during his employment with Bacou (whether during or outside normal working hours) relating to or in any way pertaining to or connected with Bacou's business or the business of any of its affiliates or subsidiaries, shall be the sole and exclusive property of Bacou or its designee and the Executive, whenever requested to do so by Bacou, shall, without further compensation or consideration properly execute any and all applications, assignments or other documents which Bacou or its designee shall deem necessary in order to apply for and obtain letters patent of the United States and/or comparable rights afforded by foreign countries for the Inventions, or in order to assign and convey to Bacou or its designee the sole and exclusive right, title and interest in and to the Inventions. This obligation shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by the Executive during the term of his employment by Bacou, and shall be binding upon his assigns, executors, administrators and other legal representatives.

         10. TERMINATION FOR CAUSE. Notwithstanding anything herein to the contrary, the Executive's employment under this Agreement shall be terminable by the Bacou Board of Directors at any time for good cause. Good cause for termination shall be the occurrence of any one of the following:


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                   (a) The Executive repeatedly and materially acts in an
         insubordinate manner and fails to execute in a reasonable and responsible manner the policies of Bacou or instructions as reflected in a written resolution received from the Bacou Board of Directors pursuant to this Agreement, and upon the Executive's failure to correct the deficiency in a manner satisfactory to the Bacou Board of Directors within ninety (90) days after receipt of written notice from the Bacou Board of Directors outlining the substance of the deficiency and the Executive having failed to cure or cease such actions within the notice period;

                  (b) If the Executive shall be deemed permanently disabled, as hereinbefore described in Article 7; or

                  (c) Upon the death of the Executive, then automatically as of the date of his death.

         11. NON-COMPETITION. (a) During the term of this Agreement or any renewal thereof, and for a period of one year thereafter, should this Agreement not be renewed, the Executive agrees that he will not within the geographical area of territory where the business of Bacou or any of its successors or affiliates is conducted, engage, either directly or indirectly, individually or as an owner, partner, joint venturer, employee, officer, director, stockholder, consultant, independent contractor or lender of or to any corporation, holding company or other business entity which is in a business similar to that of Bacou or any of its affiliates or subsidiaries. Notwithstanding the foregoing, the Executive may own five (5%) percent of the securities of any business in competition with the business of Bacou or any of its affiliates or subsidiaries, which securities are regularly traded on a public exchange, provided that any such ownership shall not result in the Executive becoming a record or beneficial owner at any time of more than five (5%) percent of equity securities of said business entity.

                  (b) The Executive shall not during the term of his Employment under this Agreement or any renewal thereof, and for a period of one (1) year thereafter, employ, retain or arrange to have any other persons or entity employ or retain any person who was employed by Bacou, or any of its affiliates or subsidiaries having compensation of at least U.S. $50,000 per annum during the term of this Agreement or any renewal thereof.

                  (c) If any provision of this Section is held to be unenforceable because of the scope, duration or area of its applicability or otherwise, the legal entity making that determination will have the power to modify the scope, duration or area, or all of them, and the provision will then apply in its modified form.

         12. INDEMNIFICATION. Bacou or any successor shall indemnify and hold harmless the Executive from and against all damages, loss, liability or expense (including reasonable legal fees) in the course of his employment hereunder in the exercise of his Duties to the maximum extent permitted under the laws of the State of Rhode Island.


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         13. REIMBURSEMENT OF EXPENSES. The Executive is authorized to incur reasonable expenses in connection with the exercise of his Duties, including expenses for meals and lodging, entertainment, and similar items as required from time to time by the Executive's duties. Bacou shall reimburse the Executive for all such expenses upon the presentation of an account therefor, together with appropriate supporting documentation.

         14. BURDEN AND BENEFIT. This Agreement shall be binding upon, and shall inure to the benefit of, Bacou and the Executive, and their respective heirs, personal and legal representatives, successors and assigns. No sale of any of the assets or stock of Bacou shall in any way affect the validity and enforceability of this Agreement.

         15. GOVERNING LAW. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Rhode Island (without giving effect to the principles of conflict of laws).

         16. ARBITRATION. Notwithstanding the fact that the parties shall be entitled to equitable relief in order to enforce certain provisions hereunder (e.g., temporary restraining orders or injunctive relief), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the "Commercial Arbitration Rules" of the American Arbitration Association in effect on the date of this Agreement, except as varied below. The sites of any such arbitration shall be Providence, Rhode Island and any award shall be deemed to be a Rhode Island award. There shall be a single arbitrator who shall be admitted to practice law in Rhode Island, with no less than ten (10) years experience in the handling of commercial or corporate matters or disputes. The arbitrator shall render a written decision stating his reasons therefore, and shall render an award within six (6) months of the request for arbitration, and such award shall be final and binding upon both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction in any state of the United States or country of application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. The substantive law to be applied to any case determined pursuant to this Section 17 is that of the State of Rhode Island. The expense of arbitration shall be borne by the respective parties except to the extent that the arbitrators shall determine that the entire expense shall be borne by a single party.

         17. SEVERABILITY. The invalidity of all or any part or any portion of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such portion. If any provision of this Agreement is so broad as to be unenforceable, it is expressly intended by the parties hereto that such provision shall be interpreted to be only so broad as is enforceable.

         18. SECTION HEADINGS. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.


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         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         20. ENTIRE AGREEMENT; AMENDMENT. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding by and between Bacou and the Executive with respect to the employment of the Executive by Bacou, and no representations, promises, agreements or understandings, written or oral, not contained herein or therein shall be of any force or effect. Except as otherwise provided herein, this Agreement supersedes all prior agreements between Bacou and/or Uvex Safety, Inc. and the Executive. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time.

         21. NOTICES. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, or delivered personally or by courier to the following addresses:

                  If sent to Bacou:

                           Bacou USA, Inc.
                           10 Thurber Boulevard
                           Smithfield, RI  02917-1896
                           Attention:  Philip B. Barr, President & CEO

                  If sent to Executive:

                           Mr. Walter Stepan


         IN WITNESS WHEREOF, Bacou and the Executive have duly executed this Agreement as of the day and year first written above.

                                   BACOU USA, INC.


                                   By:  /s/ Philippe Bacou
                                      ---------------------------------
                                        Philippe Bacou, Co-Chairman



                                   Executive:


                                        /s/ Walter Stepan
                                      ---------------------------------
                                        WALTER STEPAN



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                                    EXHIBIT A

                   Offices and Positions Held by Walter Stepan
                             (as of January 1, 2000)


BACOU USA, INC.

Director and Co-Chairman
Executive Committee Member and Chairman
Compensation Committee Member and Chairman
Member of Office of the Chairman

BACOU USA SAFETY, INC.

Director and Chairman

PERFECT FIT GLOVE CO., LLC                           SCHAS INDUSTRIES, LLC

Director and Chairman                                Director and Chairman

TITMUS OPTICAL, INC.                                 BACOU FOREIGN SALES CORP.

Director and Chairman                                Director and Chairman

UVEX SAFETY AUSTRALIA PTY LIMITED

Director

UVEX (UK) LIMITED

Director

BACOU, S.A., VALENCE, FRANCE

Director

BACOU INDUSTRIAL & TRADING (SHANGHAI) CO., LTD.

Director


                            [continued on next page]


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                             EXHIBIT A (page 2 of 2)


                       DUTIES AND POWERS OF WALTER STEPAN

With respect to Bacou USA, Inc. and each of its subsidiaries and their divisions (the "Companies"), the Duties and Powers of Executive, which he may carry out from any of his homes or from any of the offices of the Companies, shall be as follows:

- To oversee the operations of the Companies, reporting directly to the other Co-Chairman of the Board of Directors of Bacou USA, Inc., including but not limited to the following:
     -        Acting as the direct superior of the President and CEO of Bacou
              USA, Inc.;
     - Reviewing and confirming proposed actions by the President and CEO of Bacou USA, Inc. which are beyond his individual limitations of authority; and

     - Reviewing the periodic reports of the Companies, and meeting and discussing strategy, operational matters and specific projects with the management teams of the holding company and the operating subsidiaries and divisions.

- To assume responsibility for specific projects as agreed with the Executive Committee of Bacou USA, Inc., focusing on the following:
     -        Acquisitions
     -        Development of the International Sales Division
     -        Liaison with Bacou, S.A. and Uvex Germany
     -        Worldwide corporate strategy
- To act as the top representative of Bacou USA, Inc. to the investment and business community and otherwise fulfill the corporate goal of continuity of management philosophy that has brought prior success to the Companies



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